AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) originally dated as of November 26, 2001 (the “Original Date”) by and between Paramount Petroleum Corporation (the “Company”) and Alan P. Moret ( “Executive”) and as subsequently amended and restated as of November 25, 2005 (the “Prior Agreement”), is hereby amended and restated in its entirety as of June 30, 2011 (the “Effective Date”).
WHEREAS, the Company desires to employ Executive during the term of this Agreement and Executive is willing to accept Executive’s employment on the terms hereinafter set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.    Term of Employment; Executive Representation.
(a)    Employment Term. Subject to the provisions of Section 8 of this Agreement, Executive’s employment hereunder shall be for an initial term of one year, commencing on the Original Date, on the terms and subject to the conditions set forth in this Agreement. Thereafter, the term shall renew automatically each year for a term of one year unless either party provides the other party hereto with 90 days’ written notice prior to the end of the expiration of the term that the term shall not be extended.
(b)    Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
2.    Position.
(a)    While employed hereunder, Executive shall serve as the Company’s Senior Vice President of Supply. However, nothing contained herein shall in any way restrict the ability of the Company to assign Executive, with his consent, to other positions of equivalent status within the Company. In such positions, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”). If requested, the Executive shall also serve as a member of the Board without additional compensation. Also if requested, the Executive shall also serve as an officer and/or a member of the boards of any affiliates of the Company.
(b)    While employed hereunder, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation which would conflict with the rendition of such services either directly or indirectly; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to the board of directors or trustees of any business corporation or any charitable organization, provided in each case, and in the aggregate, that such activities do not interfere with the performance of Executive’s duties hereunder or conflict with Section 9. Any compensation earned by Executive for serving in such director or trustee capacity shall be the sole and exclusive property of Executive.
3.    Base Salary. While employed hereunder, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of no less than $324,500 , payable in regular installments in accordance with the Company’s usual payment practices. Executive may receive such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board, and any such increased Base Salary shall be deemed to be Executive’s “Base Salary” for purposes of this Agreement.
4.    Bonuses.
(a)    Signing Bonus. No signing bonus will be paid to Executive.
(b)    Annual Bonus. With respect to each calendar year while employed hereunder, Executive shall be eligible to earn an annual bonus award pursuant to the Company’s annual incentive plan (the “Annual Incentive Plan”) in an amount to be determined at the sole discretion of the Board. The Executive’s annual bonus potential shall be subject to change based upon modifications made from time to time to the Annual Incentive Plan by the Company’s Board provided, however, that in the event of any such modification of the Annual Incentive Plan, Executive’s annual bonus potential under the Annual Incentive Plan shall be no less (on a percentage of annual salary) than that of other similarly situated officers of the Company. Any such bonus, including any amount payable pursuant to Section 8(c)(iii)(B), shall be paid in the calendar year following the year in which the bonus is earned.
5.    Equity Arrangements. The Company and Executive agree and acknowledge that the Stock Appreciation Rights (“SARs”) and sale proceeds payments described in Section 5 of the Prior Agreement have been fully paid and that Company has no obligation under this Agreement to grant any additional SARs or make any such payments to Executive.
6.    Employee Benefits.
(a)    Welfare and Pension Benefits. The Company shall provide Executive during the term of his employment hereunder with coverage under all then existing employee pension and welfare benefit programs, plans and practices (including but not limited to life, medical, dental, health, accident, and disability insurance; deferred compensation; 401(k); financial planning, tax planning and preparation; legal service plans; matching gift plans), in accordance with the terms thereof, that the Company generally makes available to its most senior executives;
(b)    Vacation and Other Perquisites.
Executive shall also be entitled to a minimum of six weeks of paid vacation in each calendar year and sick leave days in each calendar year as established under the Company’s policies as in effect from time to time,

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which shall be taken at such times as are consistent with Executive’s responsibilities hereunder.
(c)    Relocation Benefits. The Company and Executive agree and acknowledge that the relocation benefits described in Section 5(c) of the Prior Agreement have been fully paid and that Company has no obligation under this Agreement to provide Executive any further such benefits.
7.    Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel, business entertainment, and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures. Any expense reimbursements required to be made under this Agreement will be for expenses incurred by Executive during the term of the Agreement (or, with respect to reimbursements under Section 8(c)(iii)(C), during the Reimbursement Period defined therein), and such reimbursements will be made not later than December 31st of the year following the year in which Executive incurs the expense; provided, that in no event will the amount of expenses eligible for payment or reimbursement in one calendar year affect the amount of expenses to be paid or reimbursed in any other calendar year. Any reimbursement of excise taxes under Section 8(e) of the Agreement will be made not later than December 31 of the year following the year in which the excise tax reimbursement amount is determined. Executive’s right to expense reimbursement will not be subject to liquidation or exchange for another benefit.
8.    Termination. The Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 90 days’ advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination, from the Board and the board of directors of any of the Company’s affiliates.
(a)    By the Company for Cause or by Executive Resignation without Good Reason.
(i)    Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) at any time or, upon 90 days’ prior written notice, by Executive without Good Reason (as defined below),
(ii)    For purposes of this Agreement, “Cause” shall mean:
(A)    Executive’s continued failure to substantially perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Executive of such failure,

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(B)    commission of a material act of illegality, theft or dishonesty in the course of Executive’s duties hereunder relating to the Company’s activities, assets operations or employees,
(C)    an act or acts on Executive’s part constituting a felony under the laws of California,
(D)    Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or
(E)    Executive’s breach of the restrictive covenants set forth in Section 9 hereof.
(iii)    If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive:
(A)    the Base Salary through the date of termination;
(B)    reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and
(C)    payment for unused vacation; and
(D)    such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).
Following such termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, except as set forth in this Section 8(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(b)    Disability or Death.
(i)    Executive’s employment hereunder shall terminate upon Executive’s death or if Executive becomes physically or mentally incapacitated, as determined pursuant to the Company’s long-term disability program as may be in effect from time to time (the “LTD Program”), and is therefore unable, for a period of time as determined under the LTD Program, to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement. Notwithstanding the foregoing, a “Disability” shall not be deemed to have occurred unless such event constitutes a disability within the

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meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”).
(ii)    Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
(A)    the Accrued Rights;
(B)    any annual bonus earned, but unpaid as of the date of termination for any previously completed calendar year, as well as a pro rata portion, based upon the percentage of the calendar year that shall have elapsed through the date of termination, of the bonus that Executive would have received for that year, consistent with the bonuses paid to other similarly situated officers (if a specific annual target bonus has been defined for the Executive, a pro rata portion of that annual target bonus will be used in this calculation), payable when such bonus would have otherwise been payable had Executive’s employment not terminated;
(C)    any rights to which Executive is entitled under any stock or equity incentive plans of the Company;
(D)    continuation of reimbursements for financial planning and tax preparation benefits for current year and the following year if this benefit is currently being provided to the Executive at his time of Death or Disability;
(E)    a lump sum benefit equal to four years of Base Salary and payable to the Executive’s estate within 30 days following Executive’s termination of employment; and
(F)    any other death and disability benefits that the Company may offer to its executive employees.
In place of the benefit under Section 8(b)(ii)(E) above, the company may provide the Executive with a Company-paid life insurance policy (and any tax gross-up, if applicable) that would pay the above amounts.
Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)    By the Company without Cause, Expiration of Employment Term, or Resignation by Executive for Good Reason.
(i)    The Executive’s employment hereunder may be terminated
(A)    by the Company without Cause (as defined above) at any time upon 90 days’ prior written notice;

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(B)    by the Company’s election not to extend the Employment Term; or
(C)    upon 90 days’ prior written notice, by Executive’s resignation for Good Reason (as defined below).
(ii)    For purposes of this Agreement, “Good Reason” shall mean:
(A)    Executive’s election not to extend the employment term under the provisions of Section 1(a);
(B)    or a reduction in Executive’s Base Salary or annual bonus opportunity or target bonus (other than any general salary reduction affecting at least the majority of salaried employees or annual incentive plan changes affecting all similarly situated officers of the Company, and provided that the establishment of reasonable performance targets by the Board will not constitute a reduction of annual bonus opportunity or target bonus);
(C)    a substantial diminution of Executive’s duties and responsibilities; or
(D)    a transfer of Executive’s primary workplace by more than thirty-five (35) miles from the Executive’s workplace immediately prior to such transfer, if this transfer increases the commuting distance for the Executive.
Notwithstanding the foregoing, none of the events described in clauses (A), (B), (C) or (D) of this Section 8(c)(ii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice. However, any termination of Executive’s employment by the Company after delivery by the Executive to the Company of such notice shall be deemed to be a termination without Cause if Good Reason did exist at the time such notice was given by Executive.
(iii)    If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), as a result of the Company’s non-renewal of the Employment Term pursuant to Section 1 hereof, or by Executive’s resignation for Good Reason, Executive shall be entitled to receive:
(A)    the Accrued Rights;
(B)    any annual bonus earned, but unpaid as of the date of termination, for any previously completed calendar year;
(C)    subject to Executive’s continued compliance with the provisions of Section 9, a severance amount equal to five (5) times the then Base Salary paid in the form of a single, lump sum cash payment within 30 days following termination of employment. In addition, the Company shall reimburse Executive for a portion of the cost of maintaining medical and dental benefits for Executive and his eligible dependents under a group

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health plan of the Company during the period beginning on Executive’s date of termination and ending November 26, 2020 (the “Reimbursement Period”), provided that (i) Executive timely elects the continuation of such plan benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), and (ii) Executive makes monthly payments to the Company in the amount equal to the premium payments (both the employee and employer portion) required to maintain such coverage. The amount of each such reimbursement shall be the excess of the total monthly premium required to maintain such coverage over the then-applicable active employee monthly premium charged for such coverage under the group health plan. The parties acknowledge that such coverage will count toward the Company’s and the group health plan’s obligation to provide Executive with the right to continuation coverage pursuant to COBRA and that Executive will be able to continue such coverage at his own expense for the balance of the period, if any, provided under COBRA. The Company will undertake commercially reasonable efforts to cause the applicable medical and dental benefits of essentially identical coverage available to active employees under the Company’s group health plans to be made available to Executive and his eligible dependents during the Reimbursement Period and shall reimburse the amount of premium in excess of excess of the total monthly premium required to maintain such coverage over the then-applicable active employee monthly premium charged for such coverage under the group health plan; and
(D)    any rights to which Executive is entitled under any stock or equity incentive plans of the Company.
Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability), as a result of the Company’s nonrenewal of the Employment Term pursuant to Section 1 hereof, or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)    Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
(e)    Section 4999 Excise Tax. The Company and the Executive agree that Exhibit A of this contract shall govern the reimbursement of excise taxes that may be owed by the Executive in the event that any payment or benefit by the Company would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986.
(f)    Section 409A Payment Rules.
(i)    To the extent that a payment becomes due to Executive under this Section 8 by reason of Executive’s termination of employment, (i) the term “termination of employment” will have the same meaning as “separation from service” under Section 409A of

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the Code and (ii) except as provided herein, all such payments will be made in a single lump sum no later than 60 days after the date on which Executive terminates employment.
(ii)    If the Company makes a good faith determination that a payment under the Agreement (i) constitutes a deferral of compensation for purposes of Section 409A of the Code, (ii) is made to Executive by reason of his separation from service and (iii) at the time such payment would otherwise be made Executive is a “specified employee” (within the meaning of Section 409A of the Code, using the identification methodology selected by the Company from time to time), the payment will be delayed until the first day of the seventh month following the date of such termination of employment and will bear interest at the prime rate of interest as published in the Wall Street Journal on the first business day following the date of Executive’s termination of employment. Notwithstanding the provisions of Section 8(f)(i) of this Agreement, any pro rata bonus payable under Section 8(b)(ii)(B) of the Agreement with respect to a bonus that is not determined with reference to a specific annual target bonus shall be payable by March 15 of the year following Executive’s death or Disability.
(iii)    To the extent that any payment made under this Agreement constitutes a deferral of compensation subject to Section 409A of the Code, the time of such payment may not be accelerated except to the extent permitted by Section 409A of the Code. Where Section 409A of the Code permits a payment or benefit that constitutes a deferral of compensation to be accelerated, the payment or benefit may be accelerated in the sole discretion of the Company.
(iv)    If Executive becomes entitled to be paid salary continuation, bonus payments, severance or any other type of payment or benefit pursuant to this Agreement, then each payment or benefit will be considered, and is hereby designated as, a separate payment for purposes of Section 409A of the Code (and consequently, Executive’s entitlement to such payment or benefit will not be considered an entitlement to a single payment of the aggregate amount to be paid).
(v)    This Agreement shall be interpreted to comply with the requirements of Section 409A of the Code and the rules and regulations thereunder. Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to the Agreement as the Company deems necessary or desirable solely to avoid the imposition of taxes or penalties under Section 409A of the Code.
9.    Conflict of Interest; Nondisclosure of Confidential Information; Non‑Solicitation; Covenant to Report.
(a)    Conflict of Interest. Executive shall scrupulously avoid conflicts, potential or real, between his own personal and financial interest and that of the Company
(b)    Confidentiality. At any time during or for a period of two years after Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined)

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pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, or by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 9(b), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, and other non-public, Proprietary and Confidential Information of the Company, its subsidiaries, and their respective affiliates as in existence as of the date of Executive’s termination of employment that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof).
Without limiting the generality of the foregoing, “Proprietary and Confidential Information” shall include the following types of information: program/ development/ market plans, materials, computer software, evaluations and related data, designs, drawings, specifications, techniques, improvements, models, diagrams, flow charts, research, information, ideas, forecasts, price lists, pricing information, customer lists, customer information, financial information, economic and financial analysis, “know-how,” services, knowledge and understanding of Company’s internal structures and management preferences, and inventions. “Confidential Information” shall also include information constituting a “trade secret” as defined in California Civil Code Section 3426.1 and successor statutes.
In addition to the above provisions, the Company may also enforce the terms of the Company’s Confidentiality Agreement, provided that the Executive has signed the Company’s Confidentiality Agreement.
(c)    Non-Solicitation. In the course of Executive’s employment, Executive will acquire knowledge of Confidential Information and trade secrets. Executive acknowledges that the Confidential Information and trade secrets which the Company has provided and will provide to him could play a significant role were he to directly or indirectly be engaged in any business that competes with the Company or its subsidiaries. Executive agrees that, without the prior written consent of the Company, (i) during his employment with the Company and for a period of two years thereafter he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit the business of any person or entity that has been a client or customer of the Company or its subsidiaries at any time during the 12 months immediately preceding such solicitation, and (ii) during his employment with the Company or for a period of one year thereafter he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company, its subsidiaries, in an executive or management capacity at any time during the 12 months immediately preceding such solicitation.
In addition to the above provisions, the Company may also enforce the terms of the Company’s Non-Solicitation Agreement, provided that the Executive has signed the Company’s Non-Solicitation Agreement.
(d)    Covenant to Report. Executive shall promptly communicate and disclose to the Company all observations (significant to the Company’s business) made and data

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obtained by him in the course of his employment by the Company, all written materials, records, and documents made by Executive or coming into his possession during the period of Executive’s employment by the Company concerning the business or affairs of the Company shall be and remain the property of the Company; and upon termination of employment or upon request of the Company during the term of employment, Executive shall promptly deliver the same to the Company.
(e)    Reasonable Covenant. Executive and the Company agree that the foregoing covenants are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as, to the court, shall appear not reasonable and to enforce the remainder of the covenant as so amended.
10.    Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
11.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles thereof and exclusive jurisdiction and venue shall be in the State and Federal courts sitting in Los Angeles County, California.
(b)    Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.
(c)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity,

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legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)    Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company.
(f)    Mitigation. If the Executive’s employment hereunder is terminated for any reason, the Executive shall not be subject to any duty or obligation to seek alternate employment or other sources of income or benefits, or to mitigate his damages, or to any similar duty or obligation, and, except as specifically provided with respect to the continuation of benefits, all payment and other obligations of the Company under this Agreement shall not be subject to any rights of set-off, duty to mitigate or other reduction, and shall be paid and performed in full notwithstanding any alternate employment or other sources of income or benefits obtained or received or receivable by the Executive.
(g)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.
(h)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Chief Counsel - Corporate
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, TX 75251
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company which address now is:
Alan P. Moret
4712 Stonehearth Place
Dallas, Texas 75287

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(i)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(j)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(k)    Legal and Professional Fees. The Company shall pay to the Executive all reasonable legal and professional fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided that the Executive was successful in an action seeking to enforce such right or benefit.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.
Paramount Petroleum Corporation

/s/ Paul Eisman
Name: Paul Eisman
Title: President

Alan P. Moret

/s/ Alan P. Moret
4712 Stonehearth Place
Dallas, Texas 75287

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Exhibit A

Section 4999 Excise Tax
(i)    In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, or by any other member of the same affiliated group with the Company (as determined under Code Section 280G(d)(5)) for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (other than interest or penalties incurred as a result of the failure of the Executive to file any tax return, or pay any tax (except any such failure to pay tax in accordance with the terms hereof), required by applicable law or to be filed or paid by the Executive) (such tax together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of taxes (including payroll taxes and any interest or penalties imposed with respect to such taxes, other than interest or penalties imposed as a result of the failure of the Executive to file any tax return or pay any tax (except any such failure to pay tax in accordance with the terms hereof), required by applicable law to be filed or paid by the Executive), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto, other than interest or penalties imposed as a result of the failure of the Executive to file any tax return or pay any tax (except any such failure to pay tax in accordance with the terms hereof), required by applicable law to be filed or paid by the Executive) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
(ii)    Subject to the provisions of subsection (iii) of this Exhibit A, all determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or, if Deloitte & Touche LLP is unable or unwilling to serve, then such nationally recognized accounting firm as the Company shall select (Deloitte & Touche LLP or such other accounting firm being the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to the Executive within five (5) days after the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to subsection (iii) of this Exhibit A and the Executive thereafter is required to make a payment of any Excise Tax, the

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Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.
(iii)    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprize the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
(A)    give the Company any information requested by the Company relating to such claim;
(B)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
(C)    cooperate with the Company in good faith in order to effectively contest such claim; and
(D)    permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto, other than interest or penalties imposed as a result of the failure of the Executive to file any tax return or pay any tax (except any such failure to pay tax in accordance with the terms hereof), required by applicable law to be filed or paid by the Executive) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection (iii) of this Exhibit A, the Company shall control all proceedings taken in connection with such content and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that of the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any excise Tax or income tax (including interest or penalties with respect thereto, other than interest or penalties imposed as a result of the failure of the Executive to file any tax return or pay any tax (except any such failure to pay tax in accordance with the terms hereof), required by applicable law to be filed or paid by the Executive) imposed with

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respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(iv)    If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (iii) of this Exhibit A, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of subsection (iii) of this Exhibit A) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (iii) of this Exhibit A, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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